Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to (i) the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.001 par value per share, of Anadys Pharmaceuticals, Inc. and (ii) that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii) of the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 25th day of October, 2011.

ROCHE HOLDING LTD

By:	/s/ Beat Kraehenmann
Name:	Beat Kraehenmann
Title:	Authorized Signatory

By:	/s/ Andreas Knierzinger
Name:	Andreas Knierzinger
Title:	Authorized Signatory

HOFFMANN-LA ROCHE INC.

By:	/s/ David P. McDede
Name:	David P. McDede
Title:	Vice President and Treasurer

BRYCE ACQUISITION CORPORATION

By:	/s/ David P. McDede
Name:	David P. McDede
Title:	Vice President and Treasurer